Exhibit 99.1

POLYONE TO CLOSE FOUR MANUFACTURING PLANTS
First step in reconfiguration of manufacturing assets

Cleveland, Ohio- January 29, 2001 — PolyOne Corporation (NYSE: POL) announced today that it will close four plants in the United States, a move expected to result in a pre-tax earnings improvement of approximately $6 million annually. PolyOne expects a pre-tax earnings improvement of $4 million in 2001.

The consolidation is the first step in reconfiguring the manufacturing assets of the former M.A. Hanna Company and The Geon Company, which merged as PolyOne on August 31, 2000. PolyOne expects the closings to be completed by the end of the second quarter of 2001, with production being transferred to other Company manufacturing sites with available capacity.

The four sites are in Conroe, Texas; Denver, Colorado; Glen Rock, Pennsylvania; and San Fernando, California. The closings will eliminate about 65 of approximately 75 total positions at the facilities. Some of the affected employees will be offered open positions at nearby PolyOne plants.

PolyOne will incur first-quarter 2001 pre-tax charges of approximately $7 million for employee separation costs and asset write-offs. In addition, a $1.7 million restructuring cost will be included in acquisition purchase accounting. Total restructuring costs of $8.7 million include non-cash cost of $4.6 million.

All the affected plants are part of PolyOne’s Plastic Compounds and Colors (PCC) Group, which encompasses vinyl and engineered material compounds and color additives. Customers should not be affected by the closings because other sites are prepared to handle the production requirements.

“We designated a cross-functional team which is evaluating our PCC manufacturing network, and recommending changes to improve customer service and quality and to reduce costs,” said Thomas A. Waltermire, PolyOne chairman and chief executive officer. “Today’s announcement is based on the team’s first recommendations. Once team members have completed their comprehensive evaluation of all our PCC manufacturing sites, we anticipate additional announcements.”

“We knew we would have some difficult decisions to make. Regrettably, these changes impact a number of our employees and communities, but it is imperative that we achieve both the customer service and profitability goals that we have set,” Waltermire said.

PolyOne plans to release fourth-quarter 2000 and full-year earnings results on January 31, 2001, and will host an analyst conference call at 9 a.m. EST Thursday, February 1, 2001. The conference call will be webcast on the Company’s website: www.polyone.com.

PolyOne Corporation is an international polymer services company with customer-focused operations in thermoplastic and elastomer compounds, specialty vinyl resins, specialty polymer formulations and inks, engineered films, color and additive systems, rubber compounding and thermoplastic resin distribution. PolyOne was formed from the consolidation of the former M.A. Hanna Company and The Geon Company. Headquartered in Cleveland, Ohio, PolyOne has

more than 9,000 employees at 80 manufacturing sites in North America, Europe, Asia and Australia, and joint ventures in North America, South America, Europe, Asia and Australia. The Company’s 2000 pro forma revenues exceed $3 billion. Information on the Company’s products and services can be found at www.polyone.com.

PolyOne Media & Investor Contact:	Dennis Cocco
Chief Investor & Communications Officer
PolyOne Corporation
(216) 589-4018

Private Securities Litigation Reform Act of 1995

This release contains statements concerning trends and other forward-looking information affecting or relating to PolyOne Corporation and its industries that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements for a variety of factors including, but not limited to: (1) the risk that the former Geon and M.A. Hanna businesses will not be integr ated successfully; (2) an inability to achieve or delays in achieving savings related to the consolidation and restructuring programs; (3) unanticipated delays in achieving or inability to achieve cost reduction and employee productivity goals; (4) costs related to the consolidation of Geon and M.A. Hanna; (5) the effect on foreign operations of currency fluctuations, tariffs, nationalization, exchange controls, limitations on foreign investment in local businesses, and other political, economic and regulatory risks; (6) unanticipated changes in world, regional or U.S. PVC or other plastics consumption growth rates affecting the Corporation’s markets; (7) unanticipated changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online in the PVC, VCM, chlor-alkali or other industries in which the Company participates; (8) fluctuations in raw material prices and supply, and in particular fluctuations outside the normal range of industry cycles; (9) unanticipated production outages or material costs associated with scheduled or unscheduled maintenance programs; (10) unanticipated delay in realizing, or inability to realize, expected cost savings from acquisitions; (11) unanticipated costs or difficulties and delays related to the operation of the joint venture entities; (12) lack of day-to-day operating control, including procurement of raw material feedstocks, of the OxyVinyls partnership; (13) lack of direct control over the reliability of delivery and quality of the primary raw materials utilized in the Company’s products; (14) partial control over investment decisions and dividend distribution policy of the OxyVinyls partnership.